Exhibit (d)(7)

PAVMED INC.

One Grand Central Place, Suite 4600

New York, New York 10165

_________ __, 2018

Re: PAVmed Inc.

Gentlemen:

Reference is made to those certain Series W Warrants (as defined below) that are subject to the letter agreement between the undersigned dated as of June 26, 2014 (the “Old Warrants”).

PAVmed Inc. (the “Company”) has offered to all holders of the Company’s outstanding warrants to purchase shares of common stock, par value $0.001 per share (the “Common Stock”), issued pursuant to that certain warrant agreement dated April 28, 2016 (the “Series W Warrants”), to exchange each Series W Warrant for 0.5 Series Z warrants (the “Series Z Warrants”), upon the terms and subject to the conditions set forth in the Offer to Exchange, dated February 20, 2018, and the related Letter of Transmittal

The Company hereby acknowledges and agrees that, so long as any Series Z Warrants issued in the Offer in exchange for the Old Warrants (the “New Warrants”) are held by the undersigned or its permitted transferees (as defined in the registration statement for the Company’s initial public offering), the Company shall allow the undersigned to exercise the New Warrants by surrendering such New Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the New Warrants, multiplied by the difference between the exercise price of the New Warrants, and the “Fair Market Value” (defined below) by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is higher than the exercise price of the New Warrants. The “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the day prior to the Company’s receipt of the applicable exercise notice. Notwithstanding anything to the contrary herein, the Company shall not be required to net-cash settle the New Warrants.

Very truly yours,

PAVMED INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

HCFP/CAPITAL PARTNERS III LLC

By:
Name:
Title: